Exhibit 10.5

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 7, 2014 by and between 200 Riverside Parking LLC, a Delaware limited liability company, having an address at 211 East 38th Street, New York, New York 10016 (“Seller”), and ARC NYC200RIVER01, LLC, a Delaware limited liability company, having an address c/o American Realty Capital, 405 Park Avenue, 12th Floor, New York, New York 10022 (“Purchaser”).

WITNESSETH:

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the garage condominium unit in the condominium building located at 200 Riverside Boulevard, New York, New York on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereof, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1 Purchase and Sale. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase, accept and acquire from Seller, at the price and upon and subject to the terms and conditions hereof the garage condominium unit (the “200 Unit”) in the condominium building known as 200 Riverside Boulevard at Trump Place (the “200 Condominium”) located at 200 Riverside Boulevard, New York, New York, together with a 11.22% undivided interest in the Common Elements (as such term is defined in the Declaration (as hereinafter defined)) of the 200 Condominium appurtenant to the 200 Unit (the 200 Unit and Seller’s undivided interest in the Common Elements are described in Exhibit A attached hereto and are hereinafter collectively referred to as the “Property”). The Unit is as designated in the Declaration of Condominium Ownership and the bylaws thereto described on Exhibit B attached hereto of the 200 Condominium (such Declaration of Condominium Ownership and the bylaws thereto are referred to herein as the “Condominium Documents”). Purchaser hereby adopts, accepts and approves the Condominium Documents (as well as the Rules and Regulations contained therein or promulgated pursuant thereto) and agrees to abide and be bound by the terms and conditions thereof, as well as all amendments thereto.

2.
PURCHASE PRICE

2.1 Purchase Price.

(a) The purchase price for the Property is Nine Million Dollars ($9,000,000.00) (the “Purchase Price”), payable by Purchaser as follows:

(i)	Nine Hundred Thousand Dollars ($900,000.00) (together with the interest earned thereon, the “Downpayment”) upon the execution and delivery of this Agreement by delivering to Kensington Vanguard National Land Services, as escrow agent (“Escrow Agent”), Purchaser’s unendorsed certified or bank check drawn on a bank which is a member of the New York Clearinghouse Association payable to the order of Escrow Agent, or by wire transfer of immediately available funds to the account of Escrow Agent; and

(ii)	The Purchase Price (less the Downpayment), subject to the prorations, credits and payments specified in this Agreement, at the Closing (as hereinafter defined), by delivering to Seller one or more good, unendorsed official bank checks drawn on a bank which is a member of the New York Clearinghouse Association payable to the order of Seller or by wire transfer of immediately available funds to the account of Seller. All expenses incurred in connection with the use of Escrow Agent shall be borne by Purchaser.

(b) The Down payment shall be held and paid by Escrow Agent in accordance with the terms and provisions of Article 12 hereof.

3.
THE CLOSING

3.1 The Closing. Subject to this Section 3.1, the closing of the sale and purchase of the Property (the “Closing”) shall take place on the date that is forty-five (45) days after the date hereof, or such earlier date as is mutually agreed upon by Seller and Purchaser (the “Closing Date”), TIME BEING OF THE ESSENCE as to Purchaser’s performance hereunder at such time and on such date except that Purchaser shall have the right on one occasion by notice given to Seller on or before the date that is five (5) days prior to the Closing Date to adjourn the Closing to a date not later than sixty (60) days after the date hereof, it being agreed that time shall be of the essence as to both such notice and the adjourned closing date. The Closing will occur through an “escrow style” closing where Escrow Agent shall act as the settlement agent with all closing documents to be delivered and payments to be made pursuant to the terms hereof to be delivered and paid to Escrow Agent not later than one (1) business day prior to the Closing Date (as the same may be adjourned pursuant to the terms hereof) for disbursement on the Closing Date (as the same may be adjourned pursuant to the terms hereof).

4.
TITLE TO THE PROPERTY

4.1 Title to the Property

(a) Prior to the execution and delivery of this Agreement, Kensington Vanguard National Land Services (the “Title Company”) delivered to Seller and Purchaser an examination and certificate of title with respect to the Property (collectively, the “Commitment”), and the Title Company has agreed with Purchaser to deliver to Seller copies of any Update (as hereinafter defined) and all documents of record reflected in either the Commitment or any such Update concurrently with the provision of same by the Title Company to Purchaser. If the Commitment or any update, amendment or supplement thereto (each such update, amendment or supplement is referred to herein as an “Update”) or any UCC search discloses any exception, lien, mortgage, security interest, claim, charge, reservation, lease, tenancy, occupancy, easement, right of way, encroachment, restrictive covenant, condition, limitation, or other encumbrance or defect affecting the Property (collectively, “Exceptions”) other than the Permitted Encumbrances (as hereinafter defined) to which Purchaser objects, Purchaser shall notify Seller in writing (each a “Title Objection Notice”) of such Exceptions (each of the Exceptions to which Purchaser objects pursuant to a Title Objection Notice is referred to herein as a “Title Objection”) within five (5) business days after the receipt of the Commitment, an Update, or any UCC search disclosing an Exception. Seller shall be entitled to adjourn the Closing, for a reasonable period or periods not to exceed sixty (60) days in the aggregate (the “Title Cure Period”) to attempt to clear a Title Objection. Any Exceptions disclosed on the Commitment, an Update or any UCC search not set forth in a Title Objection Notice shall be deemed to be Permitted Encumbrances.

(b) At the Closing, Purchaser shall accept title to the Property in such form as the Title Company would be willing to insure at regular rates subject only to the Permitted Encumbrances.

(c) Seller shall only be obligated to release or discharge of record Exceptions that: (i) may be removed of record or satisfied solely by reference to Seller’s existing title policy insuring Seller’s interest in the Property or delivery of a customary affidavit that is reasonably acceptable to Seller and the Title Company; (ii) the lien of the mortgages encumbering the Property identified on the mortgage schedule attached hereto as Exhibit M; or (iii) were voluntarily created, or knowingly permitted, by Seller (including, without limitation, any mortgage encumbering the Property) and may be satisfied by the payment of a liquidated sum of money not to exceed $45,000.00 (an Exception meeting the criteria set forth in clauses (i), (ii) or (ii) hereof being referred to as a “Required Cure Item”).

(d) Seller shall take such action as is required on the part of Seller to have any Required Cure Item removed of record. Subject to Section 4.1(c) hereof, if Seller is: (i) unwilling, unable or not required hereunder to clear any Title Objection (other than the Required Cure Items); or (ii) unable to convey or cause to be conveyed title to the Property as herein agreed to be conveyed, then Seller shall so notify Purchaser and Purchaser shall have the option to either: (A) waive such Title Objection, proceed with the Closing and accept title to the Property subject to such Title Objection without any abatement or reduction to the Purchase Price; or (B) terminate this Agreement and receive the return of the Downpayment, whereupon this Agreement shall terminate and neither party hereto shall have any further obligations hereunder other than those obligations expressly stated herein to survive the termination of this Agreement.

(e) If Seller shall adjourn the Closing to cure any Title Objection in accordance with the provisions of this Article, Seller shall, upon the satisfactory cure thereof, promptly reschedule the Closing upon at least five (5) business days’ prior notice to Purchaser (the “New Closing Notice”); it being agreed, however, that if any matters which are Title Objections arise between the date the New Closing Notice is given and the Closing, Seller may again adjourn the Closing for a reasonable period or periods not to exceed thirty (30) days (provided, however, that Seller shall not have the right to adjourn the Closing for more than sixty (60) days in the aggregate with all other adjournments by Seller of the Closing permitted hereunder), in order to attempt to cause such Title Objections to be eliminated.

(f) In connection with Seller satisfying any Exceptions required to be satisfied, or which Seller elects to satisfy, under this Agreement, Seller may, at its option, either deposit with the Title Company such sum of money or deliver to the Title Company such affidavits and certificates as may be determined by the Title Company as being sufficient to induce the Title Company to insure Purchaser’s title to the Property without exception therefor.

(g) In addition, in connection with Seller satisfying any Exception required to be satisfied, or which Seller elects to satisfy, under this Agreement, Seller may direct Purchaser to apply a portion of the Purchase Price to the satisfaction of such Exceptions, provided that Seller shall, at the Closing, deliver to the Title Company instruments in recordable form sufficient to discharge such Exceptions of record, together with the cost of recording or filing any such instruments or a payoff letter and the appropriate funds to satisfy such Exceptions. If request is made by Seller prior to the Closing, Purchaser, at the Closing, shall provide Seller with separate unendorsed bank checks payable as directed by Seller and/or shall wire transfer immediately available federal funds for credit to such bank account(s) as designated by Seller, in an aggregate amount not to exceed the balance of the Purchase Price, to facilitate the discharge of any such Exceptions.

(h) If the Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as, or similar to, that of Seller, Seller, on request, shall deliver to the Title Company affidavits reasonably acceptable to the Title Company showing that such judgments, bankruptcies or other returns are not against Seller.

(i) The term “Permitted Encumbrances” as used herein shall mean those matters set forth on Exhibit C and any Violations (as hereinafter defined).

(j) Subject to this Section 4.1(j), Purchaser shall be required to accept title to the Property subject to all violations of law and all notes or notices of violations of law or governmental ordinances, orders or requirements noted in or issued by the New York City Department of Housing and Buildings or any Fire, Labor, Health, Air Resource, Emergency Repair, Highway or any other federal, state or municipal department, agency or bureau having jurisdiction, in each case whether such violations, notes, notices, orders, or requirements, or the conditions giving rise thereto, existed or were noted or issued prior to the date of this Agreement, or now or hereafter exist or come into being (collectively, “Violations”). Purchaser shall accept the Property subject to all Violations without abatement against the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, and Seller shall have no obligation to remove, comply with, cure, discharge or otherwise deal with such Violations, except that Seller shall be responsible for any penalties, fees, interest or fines imposed on or prior to the Closing in connection with any Violations.

5.
REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, and none of the execution or the delivery of this Agreement, the consummation of the purchase and sale contemplated hereby or the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound. Seller represents and warrants to Purchaser that this Agreement shall, when duly executed and delivered, constitute the legal, valid and binding obligation of Seller.

(b) Seller represents and warrants to Purchaser that: (i) the Property is currently leased to a parking operator pursuant to a lease, dated as of February 1, 2002, between Hudson Waterfront Company C, LLC (predecessor in interest to Seller), as landlord, and Hudson River Garage LLC, as tenant, (the “Existing Lease”); (ii) there are no other leases affecting the Property; (iii) a true, correct and complete copy of the Existing Lease is attached hereto as Exhibit D; (iv) Seller has not received any written notice of any default by Seller of any of Seller’s obligations under the Existing Lease which has not been cured; (v) the tenant under the Existing Lease is not more than a month in arrears in the payment of base rent under the Existing Lease; (vi) the tenant under the Existing Lease is, in Seller’s opinion, in default in the payment of common area maintenance charges and real estate taxes; (vii) to Seller’s knowledge, there exists no material non-monetary default on the part of the tenant under the Existing Lease; and (viii) Seller has not delivered to the tenant under the Existing Lease a written notice of default by such tenant under the Existing Lease, which remains uncured; and (ix) the only security deposit (including, without limitation, those in the form of letters of credit) presently held by or on behalf of Seller with respect to the Existing Lease is as specified in the Existing Lease.

(c) Seller represents and warrants to Purchaser that Seller is not a party to any contracts of any kind affecting the Property which will be binding on Purchaser.

(d) Seller represents and warrants to Purchaser that: (i) there are no condemnation proceedings pending on the date hereof with regard to all or part of the Property; and, to Seller’s knowledge; (ii) there is no such proceeding threatened by any governmental authority.

(e) Seller represents and warrants to Purchaser that Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware.

(f) Seller represents and warrants to Purchaser that Seller has no employees (including, without limitation, employees of any applicable union) who service or are employed at the Property.

(g) Seller represents and warrants to Purchaser that Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h) Seller represents and warrants to Purchaser that there are no legal actions, suits, or similar proceedings pending or, to Seller’s knowledge, threatened against Seller relating to the Premises or Seller’s ownership or operation of the Premises in any court of law or in equity or before any governmental instrumentality that would materially adversely affect the value of the Property, the continued operations or use thereof, or the ability of Seller to perform its obligations under this Agreement.

(i) Seller represents and warrants to Purchaser that there are no brokerage, leasing agency or similar agreements with respect to the leasing of the Property entered into by Seller that will be binding on Purchaser after the Closing and that there are no unpaid brokerage commissions, finder’s fees or similar amounts, currently due and payable or incurred with respect to any leases relating to the Property and none shall be due and payable by Purchaser after the Closing with respect to any such leases that are in effect as of the Closing Date.

(j) Seller represents and warrants to Purchaser that the only tax assessment reduction or tax certiorari proceedings pending on the date hereof with respect to the Property are as described on Exhibit K attached hereto (but the foregoing shall not in any way be deemed to prohibit Seller from hereafter initiating such proceedings with respect to the 2014/2015 tax year).

(k) Seller represents and warrants to Purchaser that there is no agreement in force and effect whereby Seller has agreed to sell or grant any person or entity an option or right of first refusal to purchase or lease all or any part of the Property.

(l) Seller represents and warrants to and for the benefit of Purchaser that it is not now nor shall it be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”)) or otherwise. Seller represents and warrants to and for the benefit of Purchaser that neither Seller nor any Person who owns an interest in Seller (collectively, a “Seller Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(m) Seller represents and warrants to Purchaser that, to the best of Seller’s knowledge, neither Seller nor any Seller Party, nor any Person providing funds to Seller: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes hereof, the term “Anti-Money Laundering Laws” shall mean all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act of 1970, as amended, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(n) Seller represents and warrants to Purchaser that, to the best of Sellers’s knowledge, Seller is in compliance with any and all applicable provisions of the Patriot Act.

(o) Seller represents and warrants to Purchaser that based solely on invoices it has received from the 200 Condominium the Common Charges (as defined in the Condominium Documents), and special or capital assessments, due and payable under the Condominium Documents are set forth on Exhibit E attached hereto and that Seller has not received a notice of default respecting its failure to pay Common Charges, or special or capital assessments which remains uncured.

(p) The Property is not a “plan asset” as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the sale of the Property by Seller is not a “prohibited transaction” under ERISA.

Purchaser acknowledges and agrees that, except as expressly stated herein, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the value, nature, quality or condition of the Property, including, without limitation, its structural soundness, size or the utilities serving same; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon; (iv) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (v) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (vi) the manner or quality of the construction or materials, if any, incorporated into the Property; (vii) the manner, quality, state of repair or lack of repair of the Property; (viii) compliance with any environmental protection, pollution, land use or zoning laws, rules, regulations, orders or requirements, including the existence in or on the Property of Hazardous Materials (as hereinafter defined); or (ix) any other matter with respect to the Property. Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated hereby other than as expressly set forth herein; and no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth herein. Purchaser further acknowledges and agrees that Purchaser will rely solely on its own investigation of the Property and not on any information provided or to be provided by Seller except for representations expressly set forth herein. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy, truthfulness or completeness of such information, except as expressly set forth herein. Seller is not liable or bound in any manner by any verbal or written statement, representation or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, contractor, agent, employee, servant or other person. This paragraph shall survive the Closing or termination of this Agreement.

For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) lead paint; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property: (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

For purposes of this Agreement, the term “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

Each of the representations and warranties of Seller contained in this Agreement shall be void and of no further force or effect whatsoever from and after the date that is ninety (90) days after the Closing. Purchaser stipulates and agrees that it is not entitled to and agrees not to claim any damages of any kind with respect to any alleged breach and/or violation of any of such representations and/or warranties of Seller from and after the date that is ninety (90) days after the Closing. Furthermore, if Purchaser becomes aware prior to the Closing of any breach and/or violation of any of Seller’s representations or warranties, Purchaser shall give Seller notice of any such breach or violation, and during the fifteen (15) day period after such notice, Seller shall have the right, but not the obligation, to cure any such breach or violation, and the Closing shall be adjourned for such fifteen (15) day period. In the event Purchaser becomes aware of any breach and/or violation of any of Seller’s representations and warranties prior to the Closing and, following notice thereof, Seller fails or is unable to cure any such breach or violation, Purchaser’s sole remedy for any such breach or violation shall be to terminate this Agreement by delivering notice of such termination to Seller on or before the Closing whereupon the Downpayment shall be paid to Purchaser and neither party shall have any obligation hereunder, except those obligations which expressly survive the expiration of this Agreement. Anything herein to the contrary notwithstanding, if Purchaser after the Closing timely commences any action(s) to enforce any alleged breach and/or violation of any of the representations and/or warranties of Seller as set forth in this Agreement, then Purchaser’s sole remedy shall be to seek recovery of its actual damages (but not special, speculative, punitive or other damages) and the amount of such damages, in the aggregate (with respect to any and all such breaches and/or violations) shall not exceed $45,000.

For purposes of this Section 5.1, the phrase “Seller’s knowledge” or other comparable language shall mean the actual knowledge of Larry Loeb and Michael Price, without any duty of investigation or inquiry.

5.2 Purchaser’s Representations and Warranties.

(a) Purchaser represents and warrants to Seller that: (i) Purchaser is a limited liability company, duly organized and in good standing under the laws of the State of Delaware and has the power to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement; and (ii) neither the execution or the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser, or any partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound. Purchaser’s representations and warranties set forth in this Section 5.2 shall survive the Closing or termination of this Agreement for a period of ninety (90) days. Purchaser’s representations and warranties contained herein must be true and correct through the date of the Closing, and Purchaser’s failure to notify Seller prior to the Closing of any inaccuracies shall be a default by Purchaser under this Agreement.

(b) Purchaser acknowledges and agrees that, except as otherwise expressly provided herein (including Purchaser’s reliance on the representations of Seller hereunder), at the Closing, it shall purchase the Property based solely upon its inspections, examinations and investigations of the Property and that Purchaser is purchasing the Property “AS IS” in its present condition, subject to reasonable use, wear, tear and natural deterioration of the Property between the date hereof and the Closing, and Purchaser further agrees that Seller shall not be liable for any latent or patent defects in the Property. It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Property is being sold by Seller and purchased by Purchaser subject to the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if prior to the Closing Purchaser has or obtains actual knowledge that any of Seller’s representations or warranties set forth in Section 5.1 are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by Seller of the representations and warranties as to which Purchaser shall have such knowledge shall be waived by Purchaser, such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of and Seller shall have no liability to Purchaser or its successors or assigns in respect thereof.

(d) Purchaser represents and warrants to and for the benefit of Seller that it is not now nor shall it be at any time prior to or at the Closing a Person with whom a US Person, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. Neither Purchaser nor any Person who owns an interest in Purchaser (collectively, a “Purchaser Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(e) Purchaser has taken, and shall continue to take until the Closing, such measures as are required by applicable law to assure that the funds used to pay to Seller the Purchase Price are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(f) To the best of Purchaser’s knowledge, neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

(g) To the best of Purchaser’s knowledge, Purchaser is in compliance with any and all applicable provisions of the Patriot Act.

6.
CLOSING

6.1 Seller’s Closing Documents. At the Closing, Seller shall deliver to Purchaser the following documents duly executed and, where appropriate, acknowledged by Seller and the following other items (the documents and other items described in this Section being collectively referred to herein as “Seller’s Closing Documents”):

(a) a bargain and sale deed without covenant against grantor’s acts conveying the Property to Purchaser, in the form attached hereto as Exhibit F (the “Deed”);

(b) certification from Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (collectively, the “Code”) stating that Seller is not a foreign person within the meaning of such Section, in the form attached hereto as Exhibit G;

(c) a duly executed New York City Real Property Transfer Tax Return (RPT), a New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate, and Certification of Exemption from the Payment of Estimate Personal Income Tax (Form TP-584), if required, a New York State Application for Certification for Recording of Deed and Nonresident Estimated Income Tax Payment Voucher (Form IT-2663), and a Real Property Transfer Report (Form RP-5217NYC) (which documents shall be executed by Purchaser at the Closing);

(d) a lease (the “New Lease”) and memorandum of lease as well as the tax returns necessary to record such memorandum of lease (the “Memo of New Lease”) in the New York County Registrar’s Office (collectively, the “Lease Documents”), the New Lease being in the form attached hereto as Exhibit H and the Memo of New Lease being in the form attached hereto as Exhibit I, it being understood that the Lease Documents may be executed by Seller, an affiliate of Seller or a designee or assignee of Seller;

(e) an estoppel certificate from the Condominium Board in substantially the form attached hereto as Exhibit L (the “Condominium Estoppel”) or if Seller is unable to obtain the Condominium Estoppel prior to the Closing despite the use of Seller’s good faith efforts to obtain the Condominium Estoppel, then Seller shall deliver a certificate from Seller certifying the items set forth in the Condominium Estoppel and Seller’s liability thereunder shall survive the Closing for the lesser of four (4) years or until such time as the Condominium Estoppel is delivered to Purchaser;

(f) if obtainable after request therefor (and the use of good faith efforts to obtain), without payment of any sum or delivery of any consideration, an estoppel certificate from the tenant under the Existing Lease in the form contemplated by the Existing Lease;

(g) a Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement;

(h) evidence of authority, good standing and due authorization of Seller respecting the transaction contemplated hereby that Seller delivers to the Title Company,

(i) a closing statement;

(j) a Form 1099-S Statement for Recipient of Proceeds from Real Estate Transaction;

(k) a title affidavit in the form attached hereto as Exhibit J; and

(l) a certificate, from Seller, restating on and as of the Closing Date, the representations made by Seller in Section 5.1 hereof, except that Seller, in such certificate, may modify (with reasonable detail) the representations made by Seller in Section 5.1 (b), (d), (e), (h) and (o) hereof to reflect facts and circumstances that exist on and as of the Closing Date, provided that any such restatement does not adversely affect the Property or Seller’s ability to consummate the transaction contemplated hereby (such certificate being referred to herein as the “Seller’s Update Certificate”), it being understood that nothing contained in this Section 6.1(l) shall relieve Seller of its obligation to comply with all covenants of Seller expressly set forth herein;

(m) Such other instruments or documents as by the terms of this Agreement are to be delivered by Seller at the Closing or that may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

6.2 Purchaser’s Closing Documents. At the Closing, Purchaser shall deliver to Seller the Purchase Price and pay all other amounts owed to Seller or others pursuant to this Agreement in immediately available funds and the following documents duly executed and, where applicable, acknowledged by Purchaser (the documents described in this Section being collectively referred to herein as “Purchaser’s Closing Documents”):

(a) counterparts of the documents described in Section 6.1(a), (c), (d) and (i);

(b) such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company; and

(c) Such other instruments or documents as by the terms of this Agreement are to be delivered by Purchaser at the Closing or that may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

7.
TAXES AND OTHER EXPENSES

7.1 Transfer Taxes. At the Closing, Seller shall pay the New York City and the New York State transfer taxes due in respect of the conveyance of the Property to Purchaser. All state, city, county and municipal recording charges with respect to the deed, the Memo of New Lease and/or Purchaser’s financing shall be paid by Purchaser at the Closing.

7.2 Title Examination Fees. All premiums and fees for title examination and the title insurance obtained by Purchaser and all related charges, including without limitation, the fees of the Title Company and survey costs in connection therewith, shall be paid by Purchaser.

7.3 Attorney’s Fees. Except as otherwise expressly specified herein, each of the parties hereto shall pay its own attorney’s fees.

7.4 Survival. The provisions of this Article 7 shall survive the Closing.

8.
PRORATION

8.1 Proration. (a) Water, sewer and electric charges, real estate taxes, Common Charges and other operating expenses with respect to the Property for the month in which the Closing occurs will not be adjusted but will continue to be borne by Seller or become the responsibility of the tenant under the New Lease.

(b) Purchaser acknowledges and agrees that with respect to any dispute between Seller and the board of managers of the Condominium regarding the determination of the amount of the Common Charges assessed against the Unit, Seller shall be entitled to any refund or credit that is made after the Closing as a result of the resolution of such dispute to the extent that any such refund is related to period prior to the Closing. Purchaser further agrees that in no event shall the existence of: (i) any such dispute; and/or (ii) any claim, proceeding or other matters in connection therewith or related thereto be an impediment to the Closing; provided that the existence of any such dispute, or the outcome thereof, in not reasonably likely to adversely affect the value of the Property.

(c) The provisions of this Section 8.1 shall survive the Closing.

9.
RISK OF LOSS

9.1 Condemnation and Casualty. If, prior to the Closing, a material part (as hereinafter defined) of the Property is taken by eminent domain or destroyed by fire or other casualty, Seller shall notify Purchaser thereof and Purchaser shall have the option, to be exercised within ten (10) business days after Purchaser receives such notification from Seller, time being of the essence, to terminate this Agreement, in which case the provisions of Section 4.1(d)(ii)(B) hereof shall apply as if this Agreement was terminated pursuant to the terms thereof. For the purposes of this Section, a “material part” of the Property shall mean: (i) a part of the Property which impairs ingress to or egress from the Property: or (ii) the cost to repair the Property as a result such taking or destruction is reasonably determined to be in excess of $500,000. If Purchaser does not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser (without recourse) at the Closing: (A) in the event of a condemnation, the rights of Seller to any condemnation awards; and (B) in the event of destruction by fire or other casualty, the rights of Seller to the proceeds (less such amounts to which Seller is entitled by reason of repair and restoration done by, or on behalf of, Seller prior to the Closing), if any, under Seller’s insurance policies covering the Property with respect to such destruction (but not with respect to the amount of any deductibles), and Purchaser shall be entitled to receive and keep any such proceeds received from such insurance policies.

10.
REMEDIES

10.1 Seller’s Remedies.

(a) If Purchaser fails to comply with the terms of this Agreement, Seller may terminate this Agreement and thereupon shall be entitled to the Downpayment, as liquidated damages (and not as a penalty) and as Seller’s sole remedy and relief hereunder (except with respect to those obligations of Purchaser that survive the expiration or termination of this Agreement). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent reasonable compensation to Seller for such breach.

(b) Notwithstanding the provisions of Section 10.1(a) hereof: (i) in the event of any default by Purchaser under this Agreement other than as described in Section 10.1(a) hereof (including without limitation any breach by Purchaser of the negative covenant set forth in Section 10.2 hereof), Seller shall have any and all rights and remedies available at law or in equity by reason of such default; and (ii) the provisions of Section 10.1(a) hereof shall not limit or affect any of Seller’s remedies or indemnities as provided in other Sections of this Agreement or at law.

10.2 Purchaser Remedies.

(a) Subject to Section 10.2(b), in the event that Seller fails to comply with the terms of this Agreement (other than by reason of a Willful Default) and as a result the Closing does not occur, Purchaser, as its sole and exclusive remedy may terminate this Agreement and receive a refund of the Downpayment, and neither party shall thereafter have any further right or obligation hereunder, other than with respect to those obligations that expressly survive the termination of this Agreement.

“Willful Default” shall mean (1) Seller’s refusal to perform its obligation to convey the Property to Purchaser in accordance with terms of this Agreement, (2) Seller’s refusal to deliver each of Seller’s Closing Documents (other than any item required pursuant to Section 6.1(m)) and (3) Seller’s refusal to remove all Required Cure Items in accordance with and subject to the limitations set forth in Section 4.1(c), provided that Purchaser has satisfied all material conditions required to be satisfied by it under this Agreement and is ready, willing and able to perform all of its obligations under this Agreement and to deliver the Purchase Price due Seller under this Agreement. If a Willful Default occurs, then Purchaser, at its sole option, may bring an action in equity against Seller for specific performance within forty-five (45) days after Purchaser has actual knowledge of a Willful Default; provided, however, that if the remedy of specific performance is not available to Purchaser, then, as Purchaser sole and exclusive remedy, Purchaser may terminate this Agreement and receive a refund of the Downpayment, whereupon Seller shall reimburse Purchaser for the reasonable out-of-pocket, third party costs and expenses theretofore incurred by Purchaser, including, without limitation, financing costs, the costs and performing title and survey examinations and reasonable attorneys’ fees and disbursements, (within ten (10) business days after the date that Purchaser submits to Seller a reasonably detailed invoice therefor), provided that such liability shall not exceed $90,000, and neither party shall thereafter have any further right or obligation hereunder, other than the other than with respect to those obligations that expressly survive the termination of this Agreement. In no event whatsoever shall Purchaser file any instrument of record against title to the Property (except as expressly set forth in Section 13.13 hereof) or seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement and in no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages.

11.
future operations

11.1 Operations and Maintenance. Seller agrees that, prior to the Closing, Seller shall:

(a) deal with the tenant under the Existing Lease and with the Property in substantially the same manner as it has heretofore dealt with such tenant;

(b) not enter into or modify any lease (other than the New Lease) or any contract relating to the Property without Purchaser’s consent (which consent will not be unreasonably withheld, conditioned or delayed) to the extent that any such lease or contract would be binding on Purchaser;

(c) not create, incur or suffer to exist any mortgage, lien, pledge or other encumbrance in any way affecting any portion of the Property;

(d) not make any capital repairs, replacements or improvements to the Property without Purchaser’s prior written consent unless required by the Condominium Documents (it being understood that the 200 Condominium has requested that Seller repair or waterproof a portion of a ramp at the Property, and Purchaser and Seller hereby agree that such repair shall be made at no cost to Purchaser);

(e) deliver to Purchaser any notice of default received, or given, by Seller pursuant to, or relating to, the Existing Lease or the Condominium Documents;

(f) maintain, or seek to cause to be maintained, the current insurance coverages for the Property; and

(g) operate the Property, or cause the Property to be maintained, in a manner substantially similar to the operation of the Premises prior to the date hereof.

11.2 Access to Property. During the period between the date of this Agreement and the Closing Date (or any earlier date of termination of this Agreement), Purchaser and its agents shall have access to the Property from time to time, upon reasonable advance notice, at reasonable times, accompanied by a representative of Seller, for the purpose of conducting inspections thereof, provided that the tenant under the Existing Lease agrees to permit such access and that Purchaser has furnished to Seller such liability insurance coverage as Seller shall reasonably require in connection therewith. Purchaser shall indemnify and hold harmless Seller from and against any and all claims, liabilities, losses, damages, liens, expenses, suits and fees (including, without limitation, reasonable attorneys’ fees, disbursements and related costs) to the extent arising out of or in connection with the entry or activities of Purchaser, its agents or contractors, on the Property, provided that Purchaser shall have no obligation to so indemnify Seller to the extent any liability results from a pre-existing condition and not from the acts of Purchaser. The provisions of the immediately preceding sentence shall survive the expiration or termination of this Agreement.

12.
DOWNPAYMENT IN ESCROW

12.1 Downpayment in Escrow. Simultaneously with the execution and delivery of this Agreement, Purchaser has delivered the Downpayment to Escrow Agent to be held in escrow by Escrow Agent on the following terms and conditions:

(a) The Downpayment shall be deposited in an interest bearing account in any New York City commercial bank selected by Escrow Agent of which Escrow Agent gives Purchaser notice. Any interest earned on the Downpayment shall be the property of the party entitled to the Downpayment, without credit against the Purchase Price or any other amount payable hereunder.

(b) Escrow Agent shall deliver the Downpayment to Seller or to Purchaser, as the case may be, upon the following conditions:

(i)	to Seller, at the Closing; or

(ii)	to Seller, as liquidated damages, upon receipt of written demand therefor signed by Seller, stating that Purchaser has defaulted in the performance of its obligations under this Agreement and Seller has terminated this Agreement on account of said default of Purchaser (it being agreed by Purchaser that the Downpayment is a fair and reasonable amount and is not a penalty); provided, however, that Escrow Agent shall not honor such demand until not less than five (5) business days after the date on which Escrow Agent shall have delivered (by overnight courier or by registered or certified mail, return receipt requested) a copy of such demand to Purchaser, nor thereafter if during such five (5) business days period Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of this Section 12.1; or

(iii)	to Purchaser, upon receipt of written demand therefor signed by Purchaser, stating that: (a) this Agreement has been terminated and that Purchaser is entitled under this Agreement to the return of the Downpayment theretofore received by Escrow Agent; or (b) Seller has defaulted in the performance of its obligations under this Agreement and Purchaser has terminated this Agreement on account of said default of Seller; provided, however, that Escrow Agent shall not honor such written demand in either case until not less than five (5) business days after the date on which Escrow Agent shall have delivered (by overnight courier or by registered or certified mail, return receipt requested) a copy of such written demand to Seller, nor thereafter if during such five (5) business day period Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of this Section 12.1.

(c) Any notice, demand or request to Escrow Agent shall, notwithstanding anything to the contrary set forth herein or otherwise, be sufficient only if received by Escrow Agent within the applicable time period set forth herein, if any. Notices, demands and requests to Escrow Agent shall be delivered by overnight courier, by personal delivery or mailed to it by registered or certified mail, return receipt requested, at 39 West 37th Street, New York, New York 10018 in the manner aforesaid. Notices, demands and requests from Escrow Agent to Seller or Purchaser shall be mailed to them at their respective addresses first set forth above, in the manner aforesaid.

(d) Upon receipt of a written demand for the Downpayment made by Purchaser or Seller pursuant to Section 12.1(b) hereof, Escrow Agent shall promptly deliver or mail a copy thereof (in the manner aforesaid) to the other party. The other party shall have the right to object to the delivery of the Downpayment by written notice of objection within five (5) business days after the date of receipt by the other party of Escrow Agent’s notice, but not thereafter. Upon receipt of such written notice of objection, Escrow Agent shall promptly deliver or mail a copy thereof (in the manner aforesaid) to the party who made the written demand.

(e) If: (i) Escrow Agent shall have received a notice of objection as provided in Section 12.1(b) hereof within the time therein prescribed; or (ii) any other disagreement or dispute shall arise between the parties hereto and/or any other persons resulting in adverse claims and demands being made for the Downpayment, whether or not litigation has been instituted, then Escrow Agent may refuse to comply with any claims or demands on it and continue to hold the Downpayment until Escrow Agent receives either: (x) a notice signed by both Seller and Purchaser directing the disbursement of the Downpayment; or (y) a final order, which is not (or is no longer) appealable, of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and Escrow Agent are named as parties, directing the disbursement of the Downpayment, in either of which events Escrow Agent shall then disburse the Downpayment in accordance with said direction. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in clause (x) or clause (y) of this Subsection (e). Notwithstanding the foregoing provisions of this Section or otherwise, Escrow Agent shall have the following rights: (A) if Escrow Agent shall have received a notice signed by either Seller or Purchaser advising that a litigation between Seller and Purchaser over entitlement to the Downpayment has been commenced, Escrow Agent may, on notice to Seller and Purchaser, deposit the Downpayment with the Clerk of the Court in which said litigation is pending; or (B) Escrow Agent may, on notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the deposit of the Downpayment with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

(f) Upon the taking by Escrow Agent of any action permitted by this Section 12.1, Escrow Agent shall be released of and from all liability hereunder except for any gross negligence or willful default. Seller and Purchaser jointly and severally shall indemnify and hold harmless Escrow Agent from and against any and all claims, liabilities, losses, damages, liens, expenses, suits and fees (including, without limitation, reasonable attorneys’ fees either paid to retained attorneys or amounts representing the fair value of legal services rendered to or for itself), disbursements and related costs) incurred by Escrow Agent arising out of or in connection with its performance of its duties as Escrow Agent. The provisions of the immediately preceding sentence shall survive the expiration or termination of this Agreement.

(g) Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for: (i) the sufficiency, correctness, genuineness, collection or validity of any instrument deposited with it; (ii) the form of execution of such instruments; (iii) the identity, authority or rights of any person executing or depositing the same; (iv) the terms and conditions of any instrument pursuant to which the parties may act; or (v) the loss of the Downpayment or any interest (due to early presentation for payment, insolvency of the Bank in which the Downpayment is placed or otherwise), except for its gross negligence or willful default.

(h) Escrow Agent shall not have any duties or responsibilities except those set forth in this Section 12.1, and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, except that this will not relieve Escrow Agent of liability for its gross negligence or willful default.

(i) The terms and provisions of this Section 12.1 shall create no right in any person, firm or corporation other than the parties hereto and their respective successors and assigns, and no third party shall have the right to enforce or benefit from the terms hereof.

(j) Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Section 12.1.

13.
MISCELLANEOUS

13.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall only be deemed effective: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, for next business day delivery; or (d) on the day of delivery by electronic mail to the respective parties specified below, if receipt is verified. For purposes of this Section, the addresses of the parties for all notices are as follows (or to such other address or party as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or addresses shall only be effective upon receipt):

If to Seller:	200 Riverside Parking LLC
211 East 38th Street
New York, New York 10016
Attention: Larry Loeb
Tel: (212) 686-9802
Email: lloeb@IconParking.com

with a copy to:	Michael Price
211 East 38th Street
New York, New York 10016
Tel: (212) 686-8663
Email: mprice@iconparking.com

If to Purchaser:	c/o American Realty Capital
405 Park Avenue
New York, New York 10022
Tel: (212) 415-6500
Email: jgalloway@arlcap.com
Attn: Legal Department

with a copy to:	c/o American Realty Capital
405 Park Avenue
New York, New York 10022
Tel: (212) 415-6500
Email: MHappel@nyrt.com
Attn: Michael A. Happel

13.2 Brokers. Purchaser and Seller each represent and warrant to the other that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, adviser, attorney or professional in the capacity of a broker or finder for the acquisition of the Property in connection with this transaction. Each of Seller and Purchaser hereby agrees to indemnify and hold the other harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including attorneys’ fees) and other liabilities arising from such party’s breach of the representations and warranties contained in this Section 13.2.

13.3 Acceptance. The acceptance by Purchaser of the Deed shall be deemed an acknowledgment by Purchaser that Seller has complied fully with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that such obligation of Seller shall survive the Closing.

13.4 Entire Agreement. This Agreement, together with the exhibits hereto, embodies the entire agreement between the parties hereto relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

13.5 Amendment. This Agreement may be amended only by a written instrument executed and delivered by the party or parties to be bound thereby.

13.6 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

13.7 Holidays. If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of New York, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

13.8 Governing Law. This Agreement shall be governed by the laws of the State of New York and the laws of the United States pertaining to transactions in such State.

13.9 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld for any reason or no reason. Notwithstanding the previous sentence, Purchaser may assign its rights under this Agreement to an entity controlled by or under common control of American Realty Capital III, LLC or its principal. No assignment of Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

13.10 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

13.11 Multiple Counterparts; Signatures. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. An electronically-transmitted copy of an executed counterpart of this Agreement shall be deemed an original.

13.12 Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

(a) Exhibit A, the legal description of the Property
(b) Exhibit B, description of Condominium Documents
(c) Exhibit C, the Permitted Encumbrances
(d) Exhibit D, the Existing Lease
(e) Exhibit E, the charges under the Condominium Documents
(f) Exhibit F, the form of the Deed
(g) Exhibit G, the form of FIRPTA certificate
(h) Exhibit H, the New Lease
(i) Exhibit I, the Memo of New Lease
(j) Exhibit J, the form of title affidavit
(k) Exhibit K, list of tax assessment reduction or tax certiorari proceedings
(l) Exhibit L, the form of Condominium Estoppel
(m) Exhibit M, the Mortgage Schedule

13.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded. Should Purchaser ever record or attempt to record this Agreement, or a memorandum thereof, or any other comparable document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Building is located. Purchaser hereby waives, to the extent permitted by law, any right to file a lis pendens or other form of attachment against the Property in connection with this Agreement or the transactions contemplated hereby, except with respect to an action for specific performance in accordance with the provisions of this Agreement. To the extent that any such filing is made in violation of this Agreement, Purchaser shall indemnify Seller against any damage incurred by Seller in connection therewith. The provisions of this Section 13.13 shall survive the termination of this Agreement.

13.14 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at the Closing and shall not survive the Closing.

13.15 No Financing Contingency. Purchaser hereby acknowledges that its obligation to pay the Purchase Price in accordance with Section 2.1(a) hereof is not contingent on obtaining financing or the granting of a mortgage.

13.16 Jury Waiver. Purchaser and Seller do hereby knowingly, voluntarily and intentionally waive their right to a trial by jury in respect of any litigation based hereon, or arising out of, or under or in connection with this agreement, the documents delivered by Purchaser or Seller at the Closing, or any course of conduct, course of dealings, statements (whether verbal or written) or any actions of either party arising out of or related in any manner with this Agreement or the Property (including without limitation, any action to rescind or cancel this Agreement and any claims or defenses asserting that this agreement was fraudulently induced or is otherwise void or voidable). This waiver is a material inducement for Seller to enter into and accept this Agreement and shall survive the Closing or termination of this Agreement.

13.17 Section 3.14 Audit. Seller agrees at no cost to Seller to provide to Purchaser such reasonable information as is in Seller’s possession or control required by Purchaser to complete a so-called “Section 3.14 audit”. Prior to the Closing, Seller will provide Purchaser with five (5) years of annual historical occupancy and rent for the Property. For the avoidance of doubt, Purchaser acknowledges that to the extent any information does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate or obtain such information for Purchaser. The provisions of this Section 13.17 shall survive the Closing until the third (3rd) anniversary of the Closing to the extent requests are made by the Securities and Exchange Commission (“SEC”); provided, however, that nothing in this Section 13.17 shall obligate Seller to remain in existence or prevent the Seller from dissolving after the Closing (subject to Seller’s other obligations pursuant to this Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

200 Riverside Parking LLC

By: /s/ Larry Loeb

Larry Loeb, CEO

PURCHASER:

ARC NYC200RIVER01, LLC

By: /s/ Michael A. Happel

Name: Michael A. Happel

Title: President

Kensington Vanguard National Land Services

as Escrow Agent, solely to

evidence its agreement

to act under Article 12 hereof

By: /s/ L.E. Boes

Name: L.E. Boes

Title: EVP

EXHIBIT B

DESCRIPTION OF CONDOMINIUM DOCUMENTS

The Declaration establishing a plan for condominium ownership of the building located at and known as and by street number 200 Riverside Boulevard in New York, New York and the land upon which it is situate under Article 9-B of the Real Property Law of the State of New York, dated January 29, 1999 and recorded February 26, 1999 in the Office of the Register of the City of New York, County of New York in Reel 2827 Page 2470 and amended by First Amendment to Declaration dated as of 1/29/1999 and recorded on 4/26/1999 in Reel 2862 Page 680, Second Amendment to Declaration dated as of 9/15/1999 and recorded on 9/27/1999 in Reel 2961 Page 2046, Third Amendment to Declaration dated as of 1/29/1999 and recorded 12/17/1999 in Reel 3012 Page 2270, Fourth Amendment to Declaration dated 1/9/2001 and recorded 1/22/2001 in Reel 3226 Page 884, Fifth Amendment to Declaration dated as of 5/1/2001 and recorded on 7/12/2001 in Reel 3320 Page 1822 and Sixth Amendment to Declaration dated as of 11/20/2002 and recorded on 5/21/2003 under CRFN 2003000137733, the condominium unit in such building, designated as Commercial Unit 4- Garage, is also being designated as Tax Lot 1004 in Block 1171 of Section 4 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of the such building, certified by Costas Kondylis and Associates, P.C., Architect, on February 25, 1999 and filed in the Office of the Register as Condominium Plan No. 1058, Map No. 5582 on February 26, 1999, and Amendment No. 1058¬A, Map No. 5634 filed September 27, 1999

EXHIBIT C

PERMITTED ENCUMBERANCES

1.	Unrecorded Lease made between Hudson Waterfront Company C LLC and Hudson River Garage LLC, dated 2/1/2002.

2.	Any state of facts which an accurate survey of the building and the unit would show, provided the same do not render title to the property uninsurable.

3.	Covenants, conditions, easements, agreements of records, etc., as follows:

a.	Terms, Covenants, Conditions and Easements set forth in deed dated March 30, 1978 by PCTC Trustees to Consolidated Rail Corporation (“Conrail”) recorded December 15, 1978 in Reel 463 Page 1563A and Correction Conveyance authorized by Order of the Special Court Regional Railway Organization Act of 1973, Misc. No. 75-3(A) dated October 29, 1981 and recorded December 3, 1981 in Reel 594 Page 491 and the Release of Easement recorded in Reel 594 Page 453.

b.	Terms, Conditions, Reservations, Right of Re-entry and Reverter contained in the Water Grants made by the Mayor, Alderman and Commonalty of the City of New York to Upland Owners of property abutting the high water line of the Hudson River, which Water Grants were recorded in Liber 623 Cp. 33, Liber 1103 Cp. 396, Liber 1103 Cp. 404, Liber 1312 Cp. 235, Liber 1103 Cp. 411, Liber 621 Cp. 489, Liber 1064 Cp. 148, Liber 1182 Cp. 342, Liber 622 Cp. 551, Liber 1068 Cp. 116, Liber 1090 Cp. 1099, Liber 2059 Cp. 97, Liber 581 Cp. 628 and Liber 616 Cp. 477.

c.	Restrictive Declaration made as of 12/17/92 by Penn Yards Associates recorded 1/6/93 in Reel 1934 Page 1, as supplemented by Letter Agreement between Penn Yards Associates and Members of Riverside South Planning Commission dated March 31, 1993.

With Respect Thereto:

1)	Modification to Restrictive Declaration made as of 10/4/1994 by Hudson Waterfront Associates, L.P. recorded 12/2/994 in Reel 2159 Page 1096.
2)	Second Modification to Restrictive Declaration made as of 1/9/1997 by Hudson Waterfront Associates, L.P. recorded on 2/13/1997 in Reel 2422 Page 424.
3)	Third Modification of Restrictive Declaration made as of 9/13/1999 by Hudson Waterfront Associates, L.P. recorded on 1/7/2000 in Reel 3026 Page 1983.
4)	Fourth Modification to Restrictive Declaration made as of 11/9/2001 by Hudson Waterfront Associates L.P. recorded on 1/25/2002 in Reel 3436 Page 1992. Restated Fourth Modification recorded on 3/15/2002 in Reel 3470 Page 1813.

d.	Declaration of Public Access Corridor for Private Sewer dated 4/9/1996 made by Hudson Waterfront Associates I, L.P., recorded on 4/10/1996 in Reel 2312 Page 1805.

e.	Declaration of Zoning Lot Restrictions made by Hudson Waterfront Associates I, L.P. and Hudson Waterfront Associates II, L.P. recorded on 2/13/1997 in Reel 2421 Page 2100.

f.	Terms, Covenants, Easements and Provisions of an Agreement between Hudson Waterfront Associates, L.P. et al and National Railroad Passenger Corporation dated as of 8/26/97 and recorded on 3/16/98 in Reel 2554 Page 691.

g.	Terms, Covenants, Conditions and Provisions of the Amended and Restated Operating Agreement dated as of 8/26/97 by an among Hudson Waterfront Associates I, L.P., Hudson Waterfront Associates II, L.P., Hudson Waterfront Associates III, L.P., Hudson Waterfront Associates IV, L.P., Hudson Waterfront Associates V, L.P. and Hudson Waterfront Associates L.P., a Memorandum of which was recorded on 3/16/98 in Reel 2554 Page 644.

h.	Second Amended and Restated Operating Agreement dated as of 6/23/2003, a Memorandum of which was recorded on 1/11/2005 under CRFN 2005000019369.

With Respect Thereto:

1)	First Amendment to Second Amended and Restated Operating Agreement dated as of 12/23/2004 by and among Hudson Waterfront Associates I, L.P., Hudson Waterfront Associates III, L.P., Hudson Waterfront Associates IV, L.P., Hudson Waterfront Associates V, L.P., Hudson Waterfront Company A, LLC, Hudson Waterfront Company D, LLC, Hudson Waterfront Company E, LLC, Hudson Waterfront Company F, LLC and Hudson Waterfront Associates, L.P., recorded on 3/30/2005 under CRFN 2005000184566.

i.	Declaration of Covenants, Conditions and Restrictions dated as of 8/26/97 made by Riverside South Property Owners Association, Inc., a corporation formed pursuant to the New York Not-for-Profit Corporation Law, Hudson Waterfront Associates, L.P., Hudson Waterfront Associates L.P., Hudson Waterfront Associates II, L.P., Hudson Waterfront Associates III, L.P., Hudson Waterfront Associates IV, L.P. and Hudson Waterfront Associates V, L.P. and recorded on 3/16/98 in Reel 2554 Page 552.

j.	Terms, Covenants, Conditions and Provisions of the “Mapping” Agreement dated as of 5/27/1998 between Hudson Waterfront Associates, L.P. et al (Developer) and The City of New York, recorded on 8/31/1998 in Reel 2693 Page 1897.

k.	Encroachment Agreement dated as of 2/20/98 between Hudson Waterfront Company C, LLC and Hudson Waterfront Company D, LLC, recorded 9/3/98 in Reel 2698 Page 2234.

4.	Terms, covenants and conditions set forth in the Declaration of Condominium and By-Laws dated 1/29/1999 and recorded on 2/26/1999 in Reel 2827 Page 2470 and amended by First Amendment dated as of 1/29/1999 and recorded 4/26/1999 in Reel 2862 Page 680, Second Amendment dated as of 9/15/1999 and recorded 9/27/1999 in Reel 2961 Page 2046, Third Amendment dated as of 1/29/1999 and recorded 12/17/1999 in Reel 3012 Page 2270, Fourth Amendment dated 1/9/2001 and recorded 1/22/2001 in Reel 3226 Page 884 and Fifth Amendment dated as of 5/1/2001 and recorded on 7/12/2001 in Reel 3320 Page 1822, Fifth Amendment to Declaration dated as of 5/1/2001 and recorded on 7/12/2001 in Reel 3320 Page 1822 and Sixth Amendment to Declaration dated as of 11/20/2002 and recorded under CRFN 2003000137733.

5.	Possible minor variations between the description of the Premises on the tax maps and in this Agreement;

6.	All Violations.

7.	Rights, if any, of public utility companies of record to maintain vaults and chutes under the sidewalk and rights to the construction and maintenance of electric, gas, telephone and other utility cables, wires and appurtenances on the building and/or the Property provided they do not render title unmarketable.

8.	The lien of any Common Charges, real estate taxes, and/or water meter charges, sewer rents, and assessments not due and payable as of the Closing Date, provided that apportionment thereof is made as provided in this Agreement;

9.	The standard printed exceptions and exclusions from coverage normally set forth in an ALTA (New York) owner’s title insurance policy.

EXHIBIT D

EXISTING LEASE

(See Attached)

EXHIBIT E

THE CHARGES UNDER THE CONDOMINIUM DOCUMENTS

EXHIBIT F

CONDOMINIUM UNIT DEED

EXHIBIT G

FIRPTA CERTIFICATE

The undersigned, _________________________, acting on behalf of ____________________ LLC (“Transferor”), hereby certifies in such capacity as follows:

Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee (buyer) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person.

Transferor is transferring certain real property known as __________________, New York, New York (the “Property”) to ________________________, having an address at ________________________________(“Transferee”).

Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person, as those terms are defined in the Code. The office address of Transferor is 211 East 38th Street, New York, New York 10016.

The United States taxpayer identification number of Transferor is: _____________

This certification is being given pursuant to Section 1445 of the Code to inform Transferee that withholding of tax is not required upon this disposition of United States real property interests.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

__________________________

By:________________________

Name:
Title:

EXHIBIT H

THE NEW LEASE

(See Attached)

EXHIBIT I

THE MEMO OF NEW LEASE

EXHIBIT J

TITLE AFFIDAVIT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

________________________, being duly sworn, deposes and says:

1.	I am the ________________________of ___________________, LLC (the Limited Liability Company hereinafter referred to as “Company”), the owner of the premises (the "Premises") described on Schedule A in the title certificate (the "Certificate") of __________ Title Insurance Company issued by Kensington Vanguard National Land Services (said entities being referred to herein collectively as "_________") under Title No. _________( )___.

2.	(a) That there are no tenants or lessees affecting the Premises other than ______________;

(b)	That there has been no work, inspections, examinations, or any other services performed, nor any demand made for payment of any such services by the City of New York or any agency or department thereof at the Premises except as set forth below: ______________________________________________________

(c)	That there are no Environmental Control Board Lien Judgments docketed against the Company, except as set forth in the Certificate; and

(d)	That the Articles of Organization and Operating Agreement of the Company are in full force and effect and have not been amended.

3.	This Affidavit is being given to induce _________ to insure title pursuant to the Certificate without taking exception for the matters described herein.

BY: ____________________________________

Sworn to before me this

        day of                           , 2014

_____________________________

Notary Public

EXHIBIT K

LIST OF TAX ASSESSMENT REDUCTION OR TAX CERTIORARI PROCEEDINGS

EXHIBIT L

FORM OF CONDOMINIUM ESTOPPEL

200 Riverside Boulevard at Trump Place

200 Riverside Boulevard

New York, New York

______________, 2014

ARC NYC200RIVER01, LLC

c/o American Realty Capital

405 Park Avenue, 12th Floor

New York, NY 10022

Attention: Michael A. Happel

Re:	Estoppel Certificate relating to the garage condominium unit (the “Garage”) in the building known as 200 Riverside Boulevard at Trump Place (the “Condominium”) located at 200 Riverside Boulevard, New York, New York

Ladies and Gentlemen:

The undersigned Board of Managers of the Condominium, hereby certifies to ARC NYC200RIVER01, LLC (“Purchaser”) as follows:

1)	As of the date hereof, there are no Common Charges, or special or capital assessments, due and payable with respect to the Garage.

2)	As of the date hereof, the owner of the Garage is not in default under the Condominium Documents.

3)	The Declaration, dated January 29, 1999 and recorded February 26, 1999 in the Office of the Register of the City of New York, County of New York in Reel 2827 Page 2470, as amended by First Amendment to Declaration dated as of 1/29/1999 and recorded on 4/26/1999 in Reel 2862 Page 680, as further amended by Second Amendment to Declaration dated as of 9/15/1999 and recorded on 9/27/1999 in Reel 2961 Page 2046, as further amended by Third Amendment to Declaration dated as of 1/29/1999 and recorded 12/17/1999 in Reel 3012 Page 2270, as further amended by Fourth Amendment to Declaration dated 1/9/2001 and recorded 1/22/2001 in Reel 3226 Page 884, as further amended by Fifth Amendment to Declaration dated as of 5/1/2001 and recorded on 7/12/2001 in Reel 3320 Page 1822 and as further amended by Sixth Amendment to Declaration dated as of 11/20/2002 and recorded on 5/21/2003 under CRFN 2003000137733 (collectively, the “Declaration”) and the Floor Plans of the such building, certified by Costas Kondylis and Associates, P.C., Architect, on February 25, 1999 and filed in the Office of the Register as Condominium Plan No. 1058, Map No. 5582 on February 26, 1999, and Amendment No. 1058A, Map No. 5634 filed September 27, 1999, are in full force and effect and to the Board of Manager’s knowledge have not been amended since the respective recording thereof.

4)	The sale of the Garage is not subject to a right of first refusal or right of first offer under the Condominium Documents.

Capitalized terms used herein and not otherwise defied herein shall have the meaning ascribed to such terms on the Declaration. The undersigned hereby acknowledges and agrees that Purchaser, its affiliates, subsidiaries and financial sources, may rely on the statements contained herein.

200 RIVERSIDE BOULEVARD AT TRUMP PLACE

By: ___________________________

EXHIBIT M

MORTGAGE SCHEDULE

(See Attached)